Vonage’s Applications Group President to Leave the Company at
Completion of Integration

Dennis Fois Leaving for New CEO Role

Holmdel, NJ (April 11, 2019) -- Vonage (NYSE: VG), a global leader in business cloud communications, announced today that Dennis Fois, Vonage’s Applications Group President and former CEO of NewVoiceMedia, has informed the Company of his intention to step down from his role to become Chief Executive Officer of a private technology company.
Vonage has initiated a global search for a new Applications Group lead. Mr. Fois will remain at the Company through April 30, 2019, and Alan Masarek, Vonage CEO, will assume interim leadership of the Applications Group until the search is completed.
"We acquired NewVoiceMedia to accelerate Vonage's growth strategy and leadership position in cloud communications, strengthen our presence with global mid-market and enterprise clients, and deepen our integrations and key go-to-market relationships with CRM providers,” Mr. Masarek said.
Mr. Masarek continued, “Dennis has been a great partner and helped lead a smooth integration of NewVoiceMedia into Vonage, including the creation of the Applications Group and its go-to-market strategy. We are grateful for the work he’s done to help position Vonage for continued success."

Mr. Fois commented, “I am very proud of the many significant achievements at NewVoiceMedia, most important of which was the combination with Vonage to create a global leader in cloud communications. Vonage is uniquely positioned in the marketplace with its own technology stack across unified communications, contact center, and programmable APIs, and this allows Vonage to best respond to customer needs.”

“While I have decided to leave Vonage to pursue my passion to be a CEO, I am confident that Vonage’s talented team is well positioned to execute on its strategy for 2019 and beyond. I believe that Vonage is among the best in the rapidly evolving cloud communications industry,” Mr. Fois added.

Since closing the acquisition of NewVoiceMedia, Vonage has integrated its teams across the business including Sales, Product, Engineering, Finance, Marketing and HR. The Company recently launched CX, a NewVoiceMedia-based contact center solution integrated with Vonage Business Cloud, to meet the growing demand for a combined unified communications and contact center solution.

About Vonage

Vonage (NYSE:VG) is redefining business communications, helping enterprises use fully-integrated unified communications, contact center, and programmable communications solutions to improve how business gets done. True to our roots as a technology disruptor, we’ve embraced technology to transform how companies connect, collaborate and communicate to create better business outcomes. Vonage’s fully-integrated cloud communications platform built on a microservices-based architecture enables businesses to collaborate more productively and engage their customers more effectively across all channels, including messaging, chat, social media, video and voice.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey, with offices throughout the United States, Europe, the Middle East and Asia.

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Media Contact:     Jo Ann Tizzano, 732.365.1363, joann.tizzano@vonage.com
Investor Contact: Hunter Blankenbaker, 732.444.4926, hunter.blankenbaker@vonage.com
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